UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 17, 2005
Wellman, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10033 (Commission File Number)	04-1671740 (IRS Employer Identification No.)

1041 521 Corporate Center Drive Fort Mill, South Carolina (Address of principal executive offices)	29715 (Zip Code)
Registrant’s telephone number, including area code: (803) 835-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(a)	Not applicable.

(b)	On November 17, 2005, the Company issued a press release to announce that Oliver Goldstein, a Director of Wellman, Inc. since February 2003 when Warburg Pincus made its initial investment in Wellman, has resigned.

(c)	Not applicable.

(d)	On November 17, 2005, Kevin Kruse, a Warburg Pincus Vice President, joined Wellman’s Board of Directors. Mr. Kruse has served as Vice President of Warburg Pincus since January 2003 and has been employed by Warburg Pincus since February 2002. In 2003, in exchange for $126 million, Warburg Pincus Private Equity VIII, L.P. (WP VIII) acquired 11,202,143 shares of preferred stock of Wellman, Inc. and two warrants, each representing the right to purchase 1,250,000 shares of the Company’s common stock. At September 30, 2005, WP VIII beneficially owned approximately 33% of the Company’s common stock. Warburg Pincus obtained the right to designate two members to the Company’s Board of Directors in connection with its investment. Mr. Kruse has been designated as one of those members.

Prior to joining Warburg Pincus, Mr. Kruse was employed by AEA Investors Inc. where he focused on private equity opportunities in industrial and consumer products companies. Before that, he was employed by Bain & Co., a management investment consulting firm. Mr. Kruse is a director of Knoll, Polypore International and TransDigm.

Mr. Kruse will serve as a member of the Company’s Governance Committee.
Item 9.01. Financial Statements and Exhibits.
(e)	Not applicable.

(b)	Not applicable.

(c)	Exhibit

99.1	Press Release dated November 17, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wellman, Inc.
November 21, 2005	/s/ Mark J. Ruday
Mark J. Ruday
Vice President, Chief Accounting Officer and Controller

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press release dated November 17, 2005.

4